UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

CHECK THE APPROPRIATE BOX:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

Phillips 66

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK ALL BOXES THAT APPLY):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On March 28, 2025, Phillips 66 released a letter from Independent Director Bob Pease to Phillips 66’s shareholders. A copy of that letter was subsequently uploaded to https://www.phillips66delivers.com/ and is provided below.

A Letter From Independent Director Bob Pease to Phillips 66 Shareholders

HOUSTON, March 28, 2025 - Phillips 66 (NYSE: PSX) today released the following letter from Independent Director Bob Pease to the Company’s shareholders:

Shareholders of Phillips 66:

I joined the Phillips 66 Board of Directors in February 2024. My appointment came as a result of an agreement between Elliott Management and Phillips 66. At the time, Elliott Management said I would bring to the Board “extensive experience in refining and energy more broadly.”

Now Elliott wants me off the Board.

Today I’m writing you, our shareholders, to lay out the truth about the Phillips 66 Board and why my own view of Elliott’s campaign for change at the Phillips 66 has evolved.

I’ll start first with why I agreed to join the Phillips 66 Board in this relatively unusual manner. I’m a refinery guy first and foremost, holding numerous leadership roles, particularly in downstream businesses. When I joined the Board, Elliott’s primary demand was for Phillips 66 to improve its performance in refining. My experience was a perfect fit. Joining the Board then with Elliott’s endorsement felt like a win-win.

I worried that joining a board with the endorsement of a well-known activist hedge fund may not be the best way to win the hearts and minds of other board members. I have been around long enough to know human nature, so I believed it would take some time to have an impact on this Board.

I was wrong. My experience, insight and voice were immediately welcomed. In fact, I was encouraged early on to look closely at refining plans and challenge management.

The level of debate, in-depth analysis and looking under every stone that I have seen so far on this Board is exactly what shareholders should want in the Board room.

The Phillips 66 Board has delivered strong operational performance in refining while constantly exploring opportunities to create value across the full portfolio. Our integrated model has delivered synergies between the businesses and less volatile cash flows – it is a competitive advantage. We have set ambitious goals and are committed to maintaining best-in-class asset integrity while delivering a secure, competitive, and growing dividend; pursuing further accretive growth; and returning over 50% of our net operating cash flow to shareholders through share repurchases and dividends.

You simply don’t achieve results like this without a high functioning, deeply engaged Board.

In my view, it was Elliott’s inconsistent engagement that has proven most peculiar. There would be long silences, followed by rapid public action. What I saw from the Board was a clear commitment to getting to the right answer but a real struggle to understand and engage with an apparently highly distracted shareholder in Elliott.

We have only been met with a declaration that there were “no next steps” and then continued public assaults, even while Elliott refused to allow us to meet their nominees. Then came their notification that Elliott would in fact be running four nominees for election at the 2025 Annual General Meeting. With my re-nomination to the Board confirmed, that meant I would be targeted for replacement by Elliott’s nominees, just a year after they publicly supported me. I do not know why Elliott now wants me off the Board.

The Phillips 66 Board is committed to shareholder value creation.

We are committed to challenging management to deliver results. We are committed to acting, when necessary, but we are not a group that makes sweeping, irreversible costly change in response to short-term market fluctuations and speculative valuations.

We will always act in the best interest of our long-term shareholders for long-term value creation.

Sincerely,

Bob Pease

Independent Director

About Phillips 66

Phillips 66 (NYSE: PSX) is a leading integrated downstream energy provider that manufactures, transports and markets products that drive the global economy. The company’s portfolio includes Midstream, Chemicals, Refining, Marketing and Specialties, and Renewable Fuels businesses. Headquartered in Houston, Phillips 66 has employees around the globe who are committed to safely and reliably providing energy and improving lives while pursuing a lower-carbon future. For more information, visit phillips66.com or follow @Phillips66Co on LinkedIn.

Jeff Dietert (investors)

832-765-2297

jeff.dietert@p66.com

Owen Simpson (investors)

832-765-2297

owen.simpson@p66.com

Thaddeus Herrick (media)

855-841-2368

thaddeus.f.herrick@p66.com

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws relating to Phillips 66’s operations, strategy and performance. Words such as “anticipated,” “committed,” “estimated,” “expected,” “planned,” “scheduled,” “targeted,” “believe,” “continue,” “intend,” “will,” “would,” “objective,” “goal,” “project,” “efforts,” “strategies” and similar expressions that convey the prospective nature of events or outcomes generally indicate forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements included in this news release are based on management’s expectations, estimates and projections as of the date they are made. These statements are not guarantees of future events or performance, and you should not unduly rely on them as they involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include: changes in governmental policies or laws that relate to our operations, including regulations that seek to limit or restrict refining, marketing and midstream operations or regulate profits, pricing, or taxation of our products or feedstocks, or other regulations that restrict feedstock imports or product exports; our ability to timely obtain or maintain permits necessary for projects; fluctuations in NGL, crude oil, refined petroleum, renewable fuels and natural gas prices, and refining, marketing and petrochemical margins; the effects of any widespread public health crisis and its negative impact on commercial activity and demand for refined petroleum or renewable fuels products; changes to worldwide government policies relating to renewable fuels and greenhouse gas emissions that adversely affect programs including the renewable fuel standards program, low carbon fuel standards and tax credits for renewable fuels; potential liability from pending or future litigation; liability for remedial actions, including removal and reclamation obligations under existing or future environmental regulations; unexpected changes in costs for constructing, modifying or operating our facilities; our ability to successfully complete, or any material delay in the completion of, any asset disposition, acquisition, shutdown or conversion that we have announced or may pursue, including receipt of any necessary regulatory approvals or permits related thereto; unexpected difficulties in manufacturing, refining or transporting our products; the level and success of drilling and production volumes around our midstream assets; risks and uncertainties with respect to the actions of actual or potential competitive suppliers and transporters of refined petroleum products, renewable fuels or specialty products; lack of, or disruptions in, adequate and reliable transportation for our products; failure to complete construction of capital projects on time or within budget; our ability to comply with governmental regulations or make capital expenditures to maintain compliance with laws; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets, which may also impact our ability to repurchase shares and declare and pay dividends; potential disruption of our operations due to accidents, weather events, including as a result of climate change, acts of terrorism or cyberattacks; general domestic and international economic and political developments, including armed hostilities (such as the Russia-Ukraine war), expropriation of assets, and other diplomatic developments; international monetary conditions and exchange controls; changes in estimates or projections used to assess fair value of intangible assets, goodwill and property and equipment and/or strategic decisions with respect to our asset portfolio that cause impairment charges; investments required, or reduced demand for products, as a result of environmental rules and regulations; changes in tax, environmental and other laws and regulations (including alternative energy mandates); political and societal concerns about climate change that could result in changes to our business or increase expenditures, including litigation-related expenses; the operation, financing and distribution decisions of equity affiliates we do not control; and other economic, business, competitive and/or regulatory factors affecting Phillips 66’s businesses generally as set forth in our filings with the Securities and Exchange Commission. Phillips 66 is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information

On March 26, 2025, Phillips 66 filed a preliminary proxy statement on Schedule 14A (the “Proxy Statement”) and accompanying WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with its 2025 Annual Meeting of Shareholders (the “2025 Annual Meeting”) and its solicitation of proxies for Phillips 66’s director nominees and for other matters to be voted on. The Proxy Statement is in preliminary form and Phillips 66 intends to file and mail to shareholders of record entitled to vote at the 2025 Annual Meeting a definitive proxy statement and other documents, including a WHITE proxy card. Phillips 66 may also file other relevant documents with the SEC regarding its solicitation of proxies for the 2025 Annual Meeting. This communication is not a substitute for any proxy statement or other document that Phillips 66 has filed or may file with the SEC in connection with any solicitation by Phillips 66. PHILLIPS 66 SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT (AND ANY AMENDMENTS AND SUPPLEMENTS THERETO) AND ACCOMPANYING WHITE PROXY CARD AND ANY OTHER RELEVANT SOLICITATION MATERIALS FILED WITH THE SEC AS THEY CONTAIN IMPORTANT INFORMATION. Shareholders may obtain copies of the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents (including the WHITE proxy card) filed by Phillips 66 with the SEC without charge from the SEC’s website at www.sec.gov. Copies of the documents filed by Phillips 66 with the SEC also may be obtained free of charge at Phillips 66’s investor relations website at https://investor.phillips66.com or upon written request sent to Phillips 66, 2331 CityWest Boulevard, Houston, TX 77042, Attention: Investor Relations.

Certain Information Regarding Participants

Phillips 66, its directors, its director nominees and certain of its executive officers and employees may be deemed to be participants in connection with the solicitation of proxies from Phillips 66 shareholders in connection with the matters to be considered at the 2025 Annual Meeting. Information regarding the names of such persons and their respective interests in Phillips 66, by securities holdings or otherwise, is available in the Proxy Statement, which was filed with the SEC on March  26, 2025, and will be included in Phillips 66’s definitive proxy statement, once available, including in the sections captioned “Beneficial Ownership of Phillips 66 Securities” and “Appendix C: Supplemental Information Regarding Participants in the Solicitation.” To the extent that Phillips 66’s directors and executive officers who may be deemed to be participants in the solicitation have acquired or disposed of securities holdings since the applicable “as of” date disclosed in the Proxy Statement, such transactions have been or will be reflected on Statements of Changes in Ownership of Securities on Form 4 or Initial Statements of Beneficial Ownership of Securities on Form 3 filed with the SEC. These documents are or will be available free of charge at the SEC’s website at www.sec.gov.